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                                                                      EXHIBIT 11

                             THE TJX COMPANIES, INC.
              DETAILED COMPUTATIONS OF NET INCOME PER COMMON SHARE
                                BASIC AND DILUTED

                                                                                    Fiscal Year Ended
                                                        -------------------------------------------------------------------------
                                                         January 31,     January 25,    January 27,    January 28,    January 29,
                                                                1998            1997           1996           1995           1994

    The computation of net income available
        and adjusted shares outstanding follows:
           Net income                                   $304,815,000    $363,123,000   $ 26,261,000   $ 82,619,000   $124,379,000
               Less provision for dividends
               on preferred stock in each year            11,668,000      13,741,000      9,407,000      7,156,000      7,156,000
                                                        ------------    ------------   ------------   ------------   ------------

A)      Net income used for basic computation            293,147,000     349,382,000     16,854,000     75,463,000    117,223,000
                                                        ------------    ------------   ------------   ------------   ------------

           Add (where dilutive):
               Provision for preferred dividends          11,668,000      13,741,000         93,000              -              -
                                                        ------------    ------------   ------------   ------------   ------------

B)      Net income used for diluted computation         $304,815,000    $363,123,000   $ 16,947,000   $ 75,463,000   $117,223,000
                                                        ============    ============   ============   ============   ============

C)      Weighted average number of common shares
           outstanding, used for basic calculation       160,737,023     150,463,452    144,830,352    146,270,668    146,706,270

           Add (where dilutive):
               Assumed conversion of:
                  Convertible preferred stock             12,016,086      23,165,792        532,314              -              -
                  Stock options                            2,052,983       1,695,806         28,284        648,232      1,554,686
                                                        ------------    ------------   ------------   ------------   ------------
D)      Adjusted shares outstanding, used for
           fully diluted computation                     174,806,092     175,325,050    145,390,950    146,918,900    148,260,956
                                                        ============    ============   ============   ============   ============
        Earnings per share:
           Basic (A divided by C)                              $1.82           $2.32          $0.12          $0.52          $0.80
           Diluted (B divided by D)                            $1.74           $2.07          $0.12          $0.51          $0.79


Note: Share amounts above are presented as if the 2 for 1 stock split had been effective for each period.